Exhibit 99.1

Coherus Oncology Reports Second Quarter 2025 Financial Results and Provides Business Update

– LOQTORZI net revenue was $10.0 million, a 36% increase over Q1 2025 –

– Data readouts for CHS-114 and casdozokitug on track for 1H 2026 –

– Q2 2025 ending cash, cash equivalents and marketable securities of $238 million –

– Conference call today at 5:00 p.m. Eastern Time –

REDWOOD CITY, Calif., August 7, 2025 -- Coherus Oncology, Inc. (Nasdaq: CHRS), today reported financial results for the second quarter ended June 30, 2025 and provided an overview of recent business highlights.

“Coherus Oncology is dedicated to significantly extending survival for people with cancer,” said Denny Lanfear, Coherus Chairman and Chief Executive Officer. “We are executing well commercially, and our focus on maximizing LOQTORZI’s potential in nasopharyngeal carcinoma has resulted in a 36% net revenue increase over Q1 2025 to $10.0 million.  With  cash runway through 2026, beyond key data readouts, continued strong clinical execution will derisk the pipeline, unlocking large U.S. market potential and creating Ex-U.S. licensing opportunities as the clinical data further evolve.”

“Our pipeline clinical programs with CHS-114 and casdozkitug in solid tumors are progressing and on track for data readouts in 2026,” said Theresa LaVallee, Ph.D., Coherus Chief Scientific and Development Officer. “Data on CHS-114, our cytolytic CCR8 antibody, in combination with toripalimab, provide compelling evidence of their potential in remodeling the tumor microenvironment by depleting immunosuppressive Treg cells with CHS-114 and boosting immune activation with toripalimab. We believe that in 2026, anti-CCR8s may start to realize their therapeutic promise and become a new treatment backbone, used broadly across solid tumor types.”

RECENT BUSINESS HIGHLIGHTS

LOQTORZI® (toripalimab-tpzi) COMMERCIAL UPDATES

●	LOQTORZI is the only FDA-approved and available treatment in the U.S. for recurrent, locally advanced or metastatic nasopharyngeal carcinoma (NPC), in all patient subsets and across all lines of therapy.
●	LOQTORZI net revenue for Q2 2025 was $10.0 million, a 36% growth over LOQTORZI net revenue of $7.3 million in Q1 2025. This growth was driven largely by higher patient demand and some inventory restocking. LOQTORZI net revenue was $3.8 million in Q2 2024.
●	Following a recent revision in the National Comprehensive Cancer Network (NCCN) guidelines granting LOQTORZI preferred status for NPC indication, the Company has seen strong demand growth among Head & Neck cancer specialists. The Company’s focus remains on deepening adoption within the community oncologist setting.

ADVANCEMENT OF INNOVATIVE, NEXT-GENERATION ONCOLOGY PIPELINE

LOQTORZI is a next-generation, differentiated PD-1 marketed in the U.S. in two indications.

●	Coherus plans to maximize the value of this medicine by combining LOQTORZI with internal pipeline candidates, CHS-114 and casdozokitug, for additional solid tumor indications and entering into capital-efficient external partnerships for label expansions.

CHS-114 is a highly selective cytolytic CCR8 antibody that specifically binds and preferentially depletes CCR8+ tumor regulatory T cells (Tregs) with no off-target binding.

●	Phase 1b CHS-114/toripalimab combination dose optimization studies in 2L head and neck (HNSCC) and 2L gastric cancers are underway, with initial data readouts expected in 1H 2026.
●	A Phase 1b study evaluating the CHS-114/toripalimab combination, with and without chemotherapy, in 1L and 2L esophageal squamous cell carcinoma (ESCC), respectively, is underway with a first data readout expected in 1H 2026.

Casdozokitug is a first-in-class, clinical-stage IL-27 antagonist, with demonstrated monotherapy activity in treatment-refractory non-small cell lung cancer (NSCLC) and clear cell renal cell carcinoma (ccRCC) and combination activity in hepatocellular carcinoma (HCC).

●	Enrollment is ongoing in the Phase 2 randomized trial of casdozokitug/toripalimab/bevacizumab in 1L HCC, with the first data readout expected in 1H 2026.

UDENYCA DIVESTITURE COMPLETED AND CERTAIN FINANCIAL OBLIGATIONS PAID OFF

On April 11, 2025, Coherus completed the UDENYCA divestiture and received $483.4 million in cash, inclusive of $118.4 million for UDENYCA product inventory. In addition, the Company is eligible to receive potential milestone payments of up to $75 million.

During Q2 2025, the Company used a portion of the proceeds from the UDENYCA sale to: (1) repay substantially all of the $230 million aggregate principal amount of the outstanding 2026 Convertible Notes, and (2) buy out the royalty rights on the net revenues of UDENYCA, in accordance with the Revenue Purchase and Sale Agreement, resulting in a $47.7 million payment.

SECOND QUARTER 2025 FINANCIAL RESULTS

Net revenue from continuing operations was approximately $10.3 million for each of the quarters ended June 30, 2025 and 2024. LOQTORZI net product revenue increased $6.2 million compared to Q2 in the prior year primarily due to volume growth, offset by a $6.2 million decrease in other revenue primarily due to the upfront fee recognized in the prior year period for the outlicense of rights to commercialize toripalimab within Canada. Net revenue was $17.9 million and $12.6 million for the six months ended June 30, 2025 and 2024, respectively, with the increase primarily driven by volume growth of LOQTORZI, which launched in December 2023.

Cost of goods sold (COGS) from continuing operations was $3.4 million and $1.8 million during the three months ended June 30, 2025 and 2024, respectively, and $6.0 million and $3.2 million during the six months ended June 30, 2025 and 2024, respectively. The increases were primarily due to volume growth of LOQTORZI.

Research and development (R&D) expenses from continuing operations were $26.3 million and $20.6 million for the three months ended June 30, 2025 and 2024, respectively, and $50.7 million and $49.0 million during the six months ended June 30, 2025 and 2024, respectively. The increases were primarily due to increased costs for development of casdozokitug and CHS-114, partially offset by reductions in co-development costs for toripalimab, termination of the TIGIT Program, savings from reduced headcount, and lower infrastructure costs.

Selling, general and administrative (SG&A) expenses from continuing operations were $26.0 million and $27.5 million during the three months ended June 30, 2025 and 2024, respectively, and $52.1 million and $67.7 million during the six months ended June 30, 2025 and 2024, respectively. The decreases were driven primarily by lower headcount and decreased operating costs following Coherus’ recent divestitures. The decrease in the six-month period was also due to a net $6.8 million charge in the first quarter of 2024 for the write-off of an intangible asset and associated contingent value right liability related to NZV930, which was acquired in the Surface Oncology, Inc. acquisition.

Interest expense from continuing operations was $2.3 million and $4.1 million during the three months ended June 30, 2025 and 2024, respectively, and $4.4 million and $7.2 million during the six months ended June 30, 2025 and 2024, respectively. The decreases were primarily due to the prepayment of the remaining $75.0 million of the principal amount due under the 2027 Term Loans on May 8, 2024, partially offset by interest on the $38.7 million senior secured term loan facility and the LOQTORZI portion of the Revenue Participation Right Purchase and Sale Agreement, each commencing May 8, 2024.

Net loss from continuing operations for the second quarter of 2025 was $44.9 million, or $(0.39) per share on a diluted basis, compared to a net loss of $54.9 million, or $(0.48) per share on a diluted basis, for the same period in 2024. Net loss for the first half of 2025 was $92.3 million, or $(0.80) per share on a diluted basis, compared to a net loss of $122.9 million, or $(1.08) per share on a diluted basis for the first half of 2024.

Non-GAAP net loss from continuing operations for the second quarter of 2025 was $39.0 million, or $(0.34) per share on a diluted basis, compared to $34.7 million, or $(0.30) per share for the same period in 2024. Non-GAAP net loss for the first half of 2025 was $79.9 million, or $(0.69) per share on a diluted basis, compared to $88.3 million, or $(0.78) per share for the first half of 2024. See “Non-GAAP Financial Measures” below for a discussion on how Coherus calculates non-GAAP net loss from continuing operations and a reconciliation to the most directly comparable GAAP measures.

Net income from discontinued operations, net of tax was $342.6 million, or $2.95 per share on a diluted basis, for the second quarter of 2025 compared to $41.9 million, or $0.37 per share on a diluted basis, for the same period in 2024. Net income from discontinued operations, net of tax for the first half of 2025 was $333.5 million, or $2.88 per share on a diluted basis, compared to $212.8 million, or $1.87 per share on a diluted basis for the same period in 2024.

The increases compared to the prior year periods were primarily due to the $339.1 million net gain on the UDENYCA divestiture in April 2025, partially offset by the $22.9 million net gain on the YUSIMRY Sale in June 2024, the $10.3 million charge for loss on debt extinguishment, and lower net revenue driven by the 2024 divestitures. Total net revenues attributable to the Company’s divested products, UDENYCA, CIMERLI and YUSIMRY, which are reflected in discontinued operations, were $23.1 million and $54.7 million for the three months ended June 30, 2025 and 2024, respectively, and $55.2 million and $129.4 million during the six months ended June 30, 2025 and 2024, respectively.

The increase in the six-month period was partially offset by $153.6 million gain on sale of the CIMERLI divestiture in the first quarter of 2024 and an $11.8 million charge in the first quarter of 2025 for the change in fair value of the Royalty Fee Derivative Liability related to UDENYCA.

Cash, cash equivalents and marketable securities totaled $237.6 million as of June 30, 2025, compared to $126.0 million as of December 31, 2024. A majority of the $96.8 million in accrued rebates, fees and reserves reflected on the June 30, 2025 balance sheet were UDENYCA-related obligations that did not transfer in the divestiture and are expected to be settled in a front-loaded fashion over the remainder of the year and into 2026.

Conference Call Information

When: Thursday, August 7, 2025, starting at 5:00 p.m. Eastern Daylight Time

To access the conference call:

●	TOLL-FREE DIAL-IN: (800) 715-9871
●	INTERNATIONAL DIAL-IN: (646) 307-1963
●	Conference ID 8712736

Webcast: https://edge.media-server.com/mmc/p/skv7e6d2

A live and archived webcast will be available on the “Investors” section of the Coherus website at https://investors.coherus.com/events-presentations.

Please dial in 15 minutes early to ensure a timely connection to the call.

About Coherus Oncology

Coherus Oncology is a fully integrated commercial-stage innovative oncology company with an approved next-generation PD-1 inhibitor, LOQTORZI® (toripalimab-tpzi), growing revenues and a promising proprietary pipeline that includes two mid-stage clinical candidates targeting liver, lung, head & neck, and other cancers. The Company’s strategy is to grow sales of LOQTORZI in NPC and advance the development of new indications for LOQTORZI in combination with both their pipeline candidates as well as its partners, driving sales multiples and synergies from proprietary combinations.

Coherus’ immuno-oncology pipeline includes multiple antibody immunotherapy candidates focused on enhancing the innate and adaptive immune responses to enable a robust antitumor response and enhance outcomes for patients with cancer. Casdozokitug is a novel IL-27 antagonistic antibody currently being evaluated in multiple Phase 1/2 and Phase 2 studies in patients with advanced solid tumors, including NSCLC and HCC. CHS-114 is a highly selective cytolytic anti-CCR8 antibody currently in Phase 1b studies in patients with advanced solid tumors, including HNSCC, gastric cancer, and esophageal cancer.

For more information about LOQTORZI, including the U.S. Prescribing Information and important safety information, please visit www.loqtorzi.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Coherus’ expectations about identifying sales multiples and synergies; the ability of Coherus’ I-O pipeline to enhance outcomes for cancer patients; projections for cash runway; the ability to reduce risk for Coherus’ pipeline; Coherus’ ability to receive the potential milestone payments related to the divestiture of its UDENYCA franchise; expectations for the timing when Coherus will be able to commence future clinical studies or receive clinical data for its product candidates; Coherus’ ability to enter into additional partnerships; Coherus’ ability to grow revenues; and Coherus’ expectations about total addressable opportunity for each of its product candidates.

Such forward-looking statements involve substantial risks and uncertainties that could cause Coherus’ actual results, performance or achievements to differ significantly from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the risks and uncertainties inherent in the clinical drug development process; risks related to Coherus’ dependence on an ability to raise funds in the future, which may not be available on acceptable terms or at all; risks related to Coherus’ existing and potential collaboration partners; risks of Coherus’ competitive position; the risks and uncertainties of the regulatory approval process, including the speed of regulatory review and the timing of Coherus’ regulatory filings; the risk of FDA review issues; and the risks and uncertainties of possible litigation. All forward-looking statements contained in this press release speak only as of the date of this press release. Coherus undertakes no obligation to update or revise any forward-looking statements. For a further description of the significant risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Coherus’ business in general, see Coherus’ quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2025 filed with the Securities and Exchange Commission on or about the date of this press release, including the section therein captioned “Risk Factors” and in other documents Coherus files with the Securities and Exchange Commission. Coherus’ results for the fiscal quarter ended June 30, 2025 are not necessarily indicative of its operating results for any future periods.

LOQTORZI®, whether or not appearing in large print or with the trademark symbol, is a registered trademark of Coherus Oncology, Inc.

©2025 Coherus Oncology, Inc. All rights reserved.

Coherus Contact Information:
For Investors & Media:

Jodi Sievers

VP, Investor Relations & Corporate Communications

IR@coherus.com

Coherus Oncology, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net revenue	$10,254	$10,296	$17,853	$12,604
Costs and expenses:
Cost of goods sold	3,395	1,809	6,048	3,248
Research and development	26,306	20,598	50,662	49,022
Selling, general and administrative	26,039	27,515	52,064	67,747
Total costs and expenses	55,740	49,922	108,774	120,017
Loss from operations	(45,486)	(39,626)	(90,921)	(107,413)
Interest expense	(2,277)	(4,062)	(4,427)	(7,180)
Loss on debt extinguishment	—	(12,630)	—	(12,630)
Other income (expense), net	2,901	1,467	3,088	4,336
Loss from continuing operations before income taxes	(44,862)	(54,851)	(92,260)	(122,887)
Income tax provision	—	—	—	—
Net loss from continuing operations	(44,862)	(54,851)	(92,260)	(122,887)
Net income from discontinued operations, net of tax	342,629	41,930	333,458	212,841
Net income (loss)	$297,767	$(12,921)	$241,198	$89,954

Net income (loss) per share:
Net loss from continuing operations - basic and diluted	$(0.39)	$(0.48)	$(0.80)	$(1.08)
Net income from discontinued operations - basic and diluted	$2.95	$0.37	$2.88	$1.87
Net income (loss) per share - basic and diluted	$2.57	$(0.11)	$2.08	$0.79

Weighted-average number of shares used in computing net income (loss) per share:
Basic and diluted	116,077,710	114,819,965	115,968,352	113,784,636

Coherus Oncology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$216,893	$125,987
Investments in marketable securities	20,744	—
Trade receivables, net	5,109	111,324
TSA receivables, net	114,530	11,010
Inventory	4,513	4,207
Intangible assets, net	52,312	53,646
Other assets	25,363	25,936
Assets of discontinued operations	—	116,423
Total assets	$439,464	$448,533

Liabilities and Stockholders’ Equity (Deficit)
Accrued rebates, fees and reserve	$96,814	$164,867
TSA payables and other accrued liabilities	103,999	11,026
Term loan	36,867	36,698
Convertible notes	121	228,229
Other liabilities	81,836	139,703
Total stockholders' equity (deficit)	119,827	(131,990)
Total liabilities and stockholders’ equity (deficit)	$439,464	$448,533

Coherus Oncology, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Cash, cash equivalents and restricted cash at beginning of the period	$82,674	$260,227	$126,250	$103,343

Net cash (used in) provided by operating activities	(46,632)	59,734	(72,458)	12,968

Purchases of investments in marketable securities	(20,726)	—	(20,726)	—
Proceeds from maturities of investments in marketable securities	—	—	—	6,200
Proceeds from sale of investments in marketable securities	—	—	—	8,688
Net cash received related to the Sale Transactions	483,400	40,000	478,681	227,823
Milestone payment to Junshi Biosciences	—	(12,500)	(12,500)	(12,500)
Other investing activities, net	(36)	156	(303)	208
Net cash provided by investing activities	462,638	27,656	445,152	230,419

Proceeds from 2029 Term loan, net of debt discount & issuance costs	—	37,120	—	37,120
Proceeds from (repayment of) Revenue Purchase and Sale Agreement, net of issuance costs	(47,652)	36,495	(47,652)	36,495
Proceeds from issuance of common stock under ATM Offering, net of issuance costs	—	(52)	—	1,455
Proceeds from purchase under the employee stock purchase plan	188	685	188	685
Taxes paid related to net share settlement	(16)	(1,711)	(280)	(2,456)
Redemption of 2026 Convertible Notes, including transaction costs	(233,185)	—	(233,185)	—
Repayment of 2027 Term Loans, premiums and fees	—	(260,387)	—	(260,387)
Other financing activities, net	(859)	(75)	(859)	50
Net cash used in financing activities	(281,524)	(187,925)	(281,788)	(187,038)

Net increase (decrease) in cash, cash equivalents and restricted cash	134,482	(100,535)	90,906	56,349

Cash, cash equivalents and restricted cash at end of the period	$217,156	$159,692	$217,156	$159,692

Reconciliation of cash, cash equivalents, and restricted cash
Cash and cash equivalents	$216,893	$159,240	$216,893	$159,240
Restricted cash balance	263	452	263	452
Cash, cash equivalents and restricted cash	$217,156	$159,692	$217,156	$159,692

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with GAAP, Coherus has also included in this press release non-GAAP net loss from continuing operations, and the related per share measures, which exclude from net loss from continuing operations, and the related per share measures, stock-based compensation expense, amortization of intangible assets, loss on debt extinguishment, impairments of intangible assets, and change in fair value of our Royalty Fee Derivative Liability. These non-GAAP financial measures are not prepared in accordance with GAAP, do not serve as an alternative to GAAP and may be calculated differently than similar non-GAAP financial information disclosed by other companies. Coherus encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP financial information and the reconciliation between these presentations set forth below, to more fully understand Coherus’ business.

Coherus believes that the presentation of these non-GAAP financial measures provides useful supplemental information to, and facilitates additional analysis by, investors. In particular, Coherus believes that these non-GAAP financial measures, when considered together with its financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare Coherus’ results from period to period, and to identify operating trends in Coherus’ business. Coherus also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate its business and to make operating decisions.

Coherus Oncology, Inc.

Reconciliation of GAAP Net Loss from Continuing Operations to Non-GAAP Net Loss from Continuing Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
GAAP net loss from continuing operations	$(44,862)	$(54,851)	$(92,260)	$(122,887)
Adjustments:
Stock-based compensation expense	5,166	6,859	10,212	13,675
Loss on debt extinguishment	—	12,630	—	12,630
Impairment of out-license asset and remeasurement of CVR liability, net	—	—	—	6,772
Change in fair value of Royalty Fee Derivative Liability	—	—	810	—
Amortization of intangible assets	667	679	1,334	1,542
Non-GAAP net loss from continuing operations	$(39,029)	$(34,683)	$(79,904)	$(88,268)

GAAP
Net loss per share from continuing operations, basic and diluted	$(0.39)	$(0.48)	$(0.80)	$(1.08)
Shares used in computing basic and diluted net loss per share	116,077,710	114,819,965	115,968,352	113,784,636

Non-GAAP
Net loss per share from continuing operations, basic and diluted	$(0.34)	$(0.30)	$(0.69)	$(0.78)
Shares used in computing basic and diluted net loss per share	116,077,710	114,819,965	115,968,352	113,784,636